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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

     CONTACT:  Matthew D. Haines
               Director, Corporate Communications
               (516) 222-0023 E-mail:  mhaines@oncogene.com

               ONCOGENE SCIENCE, INC. ANNOUNCES MANAGEMENT CHANGES

UNIONDALE, NEW YORK, September 13, 1996 -- Gary E. Frashier, Chief Executive officer of Oncogene Science, Inc. (NASDAQ:ONCS), today announced several management changes:

Colin Goddard, Ph.D., has been elected Executive Vice President and Chief Operating Officer, with overall responsibility for the operational management of the Company. Dr. Goddard previously served as Vice President, Research Operations.

Arthur M. Bruskin, Ph.D., has been promoted to the position of Senior Vice President, reporting to the Chief Operating Officer, with responsibility for drug discovery, including all collaborations and most proprietary programs. Dr. Bruskin will also assume many of the scientific responsibilities of Dr. J. Gordon Foulkes, who has served as Chief Scientific Officer and a member of the Board of Directors, and who is leaving to join a private start-up company.

Steve M. Peltzman will continue as President and member of the Board of Directors and will continue to be responsible for finance and administration, clinical development, and the Company's diagnostic business. Dr. Goddard, Dr. Bruskin, and Mr. Peltzman, along with Robert L. Van Nostrand, Vice President, Finance and Administration, will serve on the Corporate Management Committee, which is chaired by Mr. Frashier.

Oncogene Science is a biopharmaceutical company utilizing proprietary technology to discover and develop drugs for the treatment of human diseases associated with abnormalities of cellular control, including cancer, virology, diabetes and atherosclerosis.

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NOTE:    Additional information on Oncogene Science is available on the internet at http://www.oncogene.com.